Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Wheels Up Experience Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	Other	2,051,282	$1.95 (2)	$3,999,999.90	.0000927	$370.80	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--	--	--	--	--
	Total Offering Amounts							$370.80
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$370.80

(1)	All the shares of Class A Common Stock being registered hereby are offered for the accounts of certain selling stockholders. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act on the basis of $1.95 the average of the high and low prices of a share of Class A Common Stock as reported on the New York Stock Exchange on June 29, 2022.